UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 21, 2009

NATIONAL RURAL UTILITIES COOPERATIVE FINANCE CORPORATION
(Exact name of registrant as specified in its charter)

District of Columbia (state or other jurisdiction of incorporation)	1-7102 (Commission File Number)	52-0891669 (I.R.S. Employer Identification No.)

Woodland Park 2201 Cooperative Way Herndon, VA	20171-3025 (Zip Code)
(Address of principal executive offices)

Registrant's telephone number, including area code:  (703) 709-6700

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

❑ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

❑ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

❑ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

❑ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.03                      Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On January 21, 2009, National Rural Utilities Cooperative Finance Corporation (“National Rural”) entered into a $200 million 364-day senior term loan credit agreement with a syndicate of banks, including Bank of Nova Scotia, N.A, Keybank National Association, U.S. Bank, N.A., and PNC Bank, N.A., with the Bank of Nova Scotia, N.A. acting as administrative agent. Loans outstanding under the credit facility will bear interest at variable rates based on, as determined at National Rural's election, the Eurodollar rate plus an applicable margin or a base rate calculated based on the greater of the prime rate, the federal funds effective rate plus an applicable margin, or the one month LIBOR rate plus an applicable margin. Loans will mature on January 21, 2010. In accordance with the terms of the agreement, National Rural is required to comply with maximum leverage and minimum times interest earned ratio covenants (as defined in the agreement) that are similar to those contained in National Rural’s revolving credit agreements.

The commitments are available through January 31, 2009.  National Rural shall pay commitment fees on the daily average amount of the unused commitment through such date.  National Rural may terminate the commitments at any time if no amounts are outstanding, or ratably reduce from time to time the aggregate amount of the commitments in excess of the aggregate amounts outstanding.

Each of the banks acknowledged that it has, independently and without reliance upon the administrative agent or any of the other banks, and based on such documents and information it has deemed appropriate, made its own credit analysis and decision to enter into these agreements.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NATIONAL RURAL UTILITIES COOPERATIVE
FINANCE CORPORATION

By: /s/ STEVEN L. LILLY
      Steven L. Lilly
      Senior Vice President and Chief Financial Officer

Dated:  January 23, 2009